Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230920

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
0.500% Senior Notes due 2029	$364,950,000	99.579%	$363,413,560.50	$39,648.42

(1)

€300,000,000 aggregate principal amount of the 0.500% Senior Notes due 2029 will be issued. The Amount to be Registered and Proposed Maximum Aggregate Offering Price are based on the noon buying rate in New York City on May 7, 2021 for cable transfers of €1.00=$1.2165 as announced by the United States Federal Reserve Board for euro.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated April 17, 2019)

€300,000,000

0.500% Senior Notes due 2029

We are offering €300,000,000 aggregate principal amount of 0.500% senior notes due 2029 (the “notes”). The notes will mature on May 20, 2029. Interest on the notes is payable annually in arrears on May 20 of each year, commencing May 20, 2022.

Prior to the Par Call Date (as defined in “Description of the Notes—Optional Redemption), we may redeem some or all of the notes at any time and from time to time at our option at the “make whole” redemption price. On or after the Par Call Date, we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to principal amount of the notes plus any accrued and unpaid interest, if any, as described under the heading “Description of the Notes—Optional Redemption.” In addition, we may redeem the notes in whole, but not in part, at our option, in the event of certain developments affecting U.S. taxation as described under the heading “Description of the Notes— Redemption for Tax Reasons.” We may also redeem a series of notes under the circumstances described under “Description of the Notes—Redemption for Reason of Minimal Outstanding Amount.”

If we experience a “change of control repurchase event,” unless we have exercised our right to redeem the notes, we will be required to offer to repurchase the notes from holders as described under the heading “Description of Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents we file with the U.S. Securities and Exchange Commission.

Neither the U.S. Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Currently there is no public market for the notes. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

	Per Note	Total
Public offering price (1)	99.579%	€298,737,000
Underwriting discounts and commissions	0.400%	€1,200,000
Proceeds, before expenses, to us	99.179%	€297,537,000

(1)	Plus accrued interest from May 20, 2021 if delivery of the notes occurs after that date.

The notes will initially be represented by one or more global notes in registered form which will be registered in the name of a nominee of a common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”). It is expected that delivery of the global note(s) will be made on May 20, 2021 or such later date as may be agreed by us and the underwriters.

Joint Book-Running Managers

ING	Morgan Stanley	Rabobank
	Co-Sustainability Structuring Agent	Co-Sustainability Structuring Agent

Co-Managers

BBVA	Deutsche Bank	US Bancorp
Loop Capital Markets	Ramirez & Co., Inc.	Siebert Williams Shank

The date of this prospectus supplement is May 11, 2021.

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About This Prospectus Supplement

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we and the underwriters have authorized and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any free writing prospectus we and the underwriters have authorized do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus we and the underwriters have authorized nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been any change in the affairs of Kellogg since the date of this prospectus supplement or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

Unless otherwise specified or indicated by the context, references in this prospectus supplement and the accompanying prospectus to the “Company,” “Kellogg,” “we,” “us” and “our” refer to Kellogg Company and its divisions and subsidiaries. References in this prospectus supplement and the accompanying prospectus to “$” and “dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented, or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the European Union’s Regulation (EU) 2017/1129 (as amended).

PRIIPs Regulation/ Prohibition of sales to EEA retail investors—The notes are not intended to be offered, sold or otherwise made available, and should not be offered, sold or otherwise made available, to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more of): (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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MiFID II product governance / Professional investors and ECPs only target market—Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the European Union’s Regulation (EU) 2017/1129 (as amended) as it forms part of domestic law by virtue of the by virtue of the European Union Withdrawal Act 2018 (as amended, the “EUWA”).

UK PRIIPs Regulation/ Prohibition of sales to UK retail investors—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to persons outside the United Kingdom and those persons in the United Kingdom who have professional experience in matters relating to investments who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other document or materials relating to the issue of the notes offered hereby relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other document or materials relating to the issue of the notes offered hereby or any of their contents.

UK MIFIR product governance / Professional investors and ECPs only target market—Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation

S-iii

(EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Stabilization

IN CONNECTION WITH THE ISSUE OF THE NOTES, MORGAN STANLEY & CO. INTERNATIONAL PLC (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON ITS BEHALF) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY CEASE AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. SEE “UNDERWRITING.”

THE UNDERWRITERS HAVE ADVISED US THAT ANY STABILIZATION ACTION COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

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Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, together with additional information described in the accompanying prospectus in the sections titled “Where You Can Find More Information” and in this prospectus supplement in the section titled “Incorporation of Certain Information by Reference.”

Kellogg Company

Kellogg Company is the world’s leading producer of cereal, second largest producer of crackers and a leading producer of savory snacks and frozen foods. Additional product offerings include toaster pastries, cereal bars, veggie foods, and noodles. Kellogg products are manufactured and marketed globally. Principal markets for these products include the United States, United Kingdom and Nigeria.

Our brands are well recognized around the world. Our snacks brands are marketed under brands such as Kellogg’s, Cheez-It, Pringles, Austin, Parati, and RXBAR. Our cereals and cereal bars are generally marketed under the Kellogg’s name, with some under the Kashi and Bear Naked brands. Our frozen foods are marketed under the Eggo and Morningstar Farms brands. We also market crackers, crisps, and other convenience foods, under brands such as Kellogg’s, Cheez-It, Pringles, and Austin, to supermarkets in the United States through a variety of distribution methods.

Kellogg Company was incorporated in Delaware in 1922. Our principal executive offices are located at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 and our telephone number is (269) 961-2000.

Summary Historical Financial Data

The following table presents our summary financial data prepared in accordance with GAAP and the regulations of the U.S. Securities and Exchange Commission. The summary historical financial data has been derived from (i) our audited consolidated financial statements as of and for the three fiscal years ended January 2, 2021, December 28, 2019 and December 29, 2018, which are incorporated by reference herein, (ii) our unaudited consolidated financial statements as of April 3, 2021 and for the quarters ended April 3, 2021 and March 28, 2020, which are incorporated by reference herein, and (iii) our unaudited consolidated balance sheet as of March 28, 2020, which is not included in this prospectus supplement or incorporated by reference herein. The information set forth below should be read together with the other information contained herein and in the documents incorporated by reference herein.

The summary historical financial data should be read in conjunction with “Risk Factors” in this prospectus supplement, the risks discussed elsewhere in this prospectus supplement and the accompanying prospectus, including those set forth under the heading “Forward-Looking Statements” in the accompanying prospectus, and the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended January 2, 2021, which is incorporated by reference herein, the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 28, 2019 and Part I, Item II of our Quarterly Report on Form 10-Q for the quarter ended April 3, 2021, each of which is incorporated by reference herein, and our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement.

	Fiscal Year Ended			Fiscal Quarter Ended
(in millions)	January 2, 2021	December 28, 2019	December 29, 2018	April 3, 2021	March 28, 2020
Operating trends
Net sales	$13,770	$13,578	$13,547	$3,584	$3,412
Gross profit as a % of net sales	34.3%	32.3%	34.9%	32.5%	33.5%
Depreciation	452	457	493	106	111
Amortization	27	27	23	6	6
Advertising expense	781	676	752	197	160
Research and development expense	135	144	154	32	30
Operating profit	1,761	1,401	1,706	472	459
Operating profit as a % of net sales	12.8%	10.3%	12.6%	13.2%	13.5%
Interest expense	281	284	287	59	64
Net income attributable to Kellogg Company	1,251	960	1,336	368	347
Cash flow trends
Net cash provided by operating activities	$1,986	$1,176	$1,536	$235	$391
Capital expenditures	505	586	578	173	112

Net cash provided by (used in) operating activities reduced by capital expenditures(1)	1,481	590	958	62	279

Net cash used in investing activities	(585)	774	(948)	(189)	(202)
Net cash provided by (used in) financing activities	(1,388)	(1,905)	(566)	(95)	477
Capital structure trends
Total assets	$17,996	$17,564	$17,780	$18,064	$18,240
Property, net	3,713	3,612	3,731	3,636	3,440
Short-term and current maturities of long-term debt	729	727	686	1,033	1,283
Long-term debt	6,746	7,195	8,207	6,655	7,163
Total Kellogg Company equity	3,112	2,747	2,601	3,138	2,674

(1)

We present this non-GAAP financial measure, which is reconciled above, to focus management and investors on the amount of cash available for debt repayment, dividend distribution, acquisition opportunities, and share repurchase.

The Offering

Issuer	Kellogg Company.

Notes Offered	€300,000,000 aggregate principal amount of 0.500% senior notes due 2029.

Maturity	The notes will mature on May 20, 2029.

Interest	0.500% per annum. Interest on the notes is payable annually in arrears on May 20 of each year, commencing May 20, 2022.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables, and effectively subordinated to all secured obligations, to the extent of the assets that serve as security for those obligations. As of April 3, 2021, our subsidiaries had $297 million of indebtedness (including outstanding letters of credit but excluding trade payables) and we had no material secured debt.

Currency of Payment	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used.

Additional Amounts	We will, subject to certain exceptions and limitations set forth herein, pay additional amounts on the notes as are necessary in order that the net payment by us of the principal of, and premium, if any, and interest on the notes to a holder who is not a U.S. person, after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the notes to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Optional Redemption	Prior to March 20, 2029 (the date that is two months prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due if such notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined herein), plus 15 basis points.

We will also pay accrued and unpaid interest, if any, on the notes to the redemption date.

On and after the Par Call Date, we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, on the notes to the redemption date.

Redemption for Tax Reasons	We may redeem the notes at our option in whole but not part if the tax laws of the United States (or any taxing authority in the United States) change and we become obligated to pay additional amounts on the notes as described under “Description of the Notes—Payments of Additional Amounts.” This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes to the date fixed for redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Redemption for Reason of Minimal Outstanding Amount	We may at any time purchase notes in the open market, pursuant to a tender offer or otherwise and at any price. In the event that we have purchased notes equal to or greater than 80% of the aggregate principal amount of notes initially issued, we may redeem, in whole, but not in part, the remaining notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption. See “Description of the Notes—Redemption for Reason of Minimal Outstanding Amount.”

Repurchase at Option of Holders Upon a Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of the Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event”), we will be required, unless, we have exercised our right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants	Under the indenture governing the notes, we have agreed to certain restrictions on our ability to incur debt secured by liens and to enter into certain transactions. See “Description of Debt Securities—Covenants—Limitation on Liens,” “—Sale and Leaseback,” and “—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Use of Proceeds	We intend to allocate an amount equivalent to the net proceeds from the sale of the notes to finance or refinance, in whole or in part, one or more Eligible Projects (as defined in “Use of Proceeds”).

Additional Notes	We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date and the initial interest accrual date) as, and ranking equally and ratably with, the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions.

Denomination and Form	We will issue the notes in the form of one or more global notes fully registered in the name of a nominee of, and deposited with, a common depositary for Clearstream and Euroclear. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Listing	We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Material U.S. Federal Income Tax Considerations	If you are a holder subject to U.S. income tax, you will generally be taxed on stated interest on the notes as ordinary income at the time the interest is received or when it accrues, depending on your method of accounting for tax purposes. Any gain or loss you recognize on the sale, exchange, redemption or other disposition of a note generally will be capital gain or loss, subject to the special rules that apply to foreign currency transactions. The purchase of the notes in euro and payment of interest and proceeds upon disposition of the notes in euro may have significant tax consequences. You should consult your tax advisor regarding the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the notes. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors,” the risks discussed elsewhere in this prospectus supplement and the accompanying prospectus, including those set forth under the heading “Forward-Looking Statements” in the accompanying prospectus, and the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended January 2, 2021 before investing in the notes.

Selling Restrictions	You should carefully read and consider the information set forth in “About This Prospectus Supplement” and “Underwriting—Selling Restrictions” before investing in the notes.

Trustee, Registrar, U.S. Paying Agent and U.S. Transfer Agent	The Bank of New York Mellon Trust Company, N.A.

London Paying Agent	The Bank of New York Mellon, London Branch.

Governing Law	State of New York.

Risk Factors

An investment in the notes involves risks. Before deciding whether to purchase the notes, you should consider the risks discussed below and elsewhere in this prospectus supplement or the accompanying prospectus, including those set forth under the heading “Forward-Looking Statements” on page 1 of the accompanying prospectus, and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended January 2, 2021, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement, the accompanying prospectus or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material adverse impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

We have a substantial amount of indebtedness, which could limit financing and other options and adversely affect our ability to make payments on the notes.

We have indebtedness that is substantial in relation to our shareholders’ equity. As of April 3, 2021, we had total debt of approximately $7.7 billion and equity of $3.7 billion. See “Capitalization.”

Our substantial indebtedness could have important consequences, including:

•

impairing the ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; a downgrade in our credit ratings, particularly our short-term credit rating, would likely reduce the amount of commercial paper we could issue, increase our commercial paper borrowing costs, or both;

•	restricting our flexibility in responding to changing market conditions or making us more vulnerable in the event of a general downturn in economic conditions or our business;

•

requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our debt, reducing the funds available to us for other purposes such as expansion through acquisitions, marketing spending and expansion of our product offerings; and

•	causing us to be more leveraged than some of our competitors, which may place us at a competitive disadvantage.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our financial and operating performance, which in turn, is subject to prevailing economic conditions, the availability of, and interest rates on, short-term financing, and financial, business and other factors beyond our control.

The notes are effectively subordinated to any secured obligations we may have outstanding and to the obligations of our subsidiaries.

Although the notes are unsubordinated obligations, they are effectively subordinated to any secured obligations we may have, to the extent of the assets that serve as security for those obligations. As of April 3, 2021, we had no material secured debt. However, since the notes are obligations exclusively of Kellogg Company, and are not guaranteed by our subsidiaries, the notes are also effectively subordinated to all liabilities of our subsidiaries since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. Under the terms of our indenture, our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of April 3, 2021, our subsidiaries had $297 million of indebtedness (including outstanding letters of credit but excluding trade payables).

We may incur additional indebtedness.

The indenture governing the notes does not prohibit us from incurring additional unsecured indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes subject to the limitations described in the section entitled “Description of Debt Securities—Covenants—Limitations on Liens” in the accompanying prospectus. The indenture governing the notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the notes. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness.

An active trading market may not develop for the notes.

The notes are a new issue of securities for which there is currently no trading market. Although we intend to apply for listing of the notes for trading on the New York Stock Exchange, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. In addition, although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue their market-making at any time without notice. Any market-making activity will be subject to the limits imposed by federal securities laws and may be limited during the offering of the notes.

If an active trading market does not develop or is not maintained, the market prices and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the notes will develop or, if developed, will continue.

Our credit ratings may not reflect all risks of an investment in the notes.

The notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event.”

The change of control put right might not be enforceable.

In a 2009 decision that was subsequently affirmed by the Delaware Supreme Court, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

An investment in the notes by a holder whose home currency is not euro entails significant risks.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euro. An investment in the notes by a holder whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. In addition, if one or more member states were to withdraw from the European Monetary Union and cease to use the euro as their currency, the value of the euro could be materially adversely affected. Depreciation of euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder. If you are a holder subject to U.S. income tax, see “Material U.S. Federal Income Tax Considerations—Foreign Currency Considerations” for the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes related to the notes being denominated in euro.

The notes permit us to make payments in dollars if we are unable to obtain euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into dollars on the basis of the market exchange rate for euro most recently available on, or prior to, the second business day before the relevant payment date. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in dollars. The date used to determine the rate of conversion of euro into dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

We may allocate an amount equal to the net proceeds from the sale of the notes in ways with which you may not agree and in ways that may not earn a profit.

We intend to allocate an amount equivalent to the net proceeds from the sale of the notes to finance or refinance, in whole or in part, one or more Eligible Projects as described under “Use of Proceeds.”

There can be no assurance that the Eligible Projects to which we may allocate any amounts will meet investor criteria and expectations regarding environmental, social and/or sustainability impact and performance. In particular, no assurance is given that any such Eligible Projects will satisfy, whether in whole or in part, the expectations of any present or future investor or requirements regarding any investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable law or regulations or by their own bylaws or other governing rules or investment portfolio mandates (in particular with regard to any direct or indirect environmental, sustainability or social impact of the Eligible Projects). Adverse environmental, social and/or sustainability impacts may occur during the design, construction and operation of the Eligible Projects or the Eligible Projects may become controversial or criticized by activist groups or other stakeholders.

None of the sustainability structuring agent, the underwriters for this offering or the trustee are responsible for assessing or verifying whether or not the projects to which we allocate an amount equal to the net proceeds from the sale of the notes meet the Eligibility Criteria described in “Use of Proceeds” or for the monitoring of the use of proceeds. Neither the terms of the notes nor the indenture require us to use the proceeds as described under “Use of Proceeds,” and any failure by us to comply with the intended use of proceeds will not constitute a breach of or an event of default under the notes or the indenture.

Prospective investors should carefully review the information set out in this prospectus supplement regarding such use of an amount equal to the net proceeds from the sale of the notes and must determine for themselves the relevance of such information for the purpose of any investment in the notes together with any other investigation such investor deems necessary. Any failure by us to allocate an amount equal to the net proceeds from the sale of the notes to one or more Eligible Projects or the failure of those investments or financings to satisfy investor expectations or requirements or achieve expected outcomes could have a material adverse effect on the market price or value of the notes.

There is no legal, regulatory or market definition of or standardized criteria for what constitutes a “green,” “social,” “sustainable” or other equivalently labeled project, and any such designations made by third parties with respect to the notes may not be suitable for the investment criteria of an investor.

There is currently no market consensus or clear definition (legal, regulatory or otherwise) of what precise attributes are required for a particular project to be defined as “green,” “social,” “sustainable,” or other such equivalent label, nor can any assurance be given that such a consensus or clear definition will develop over time. Accordingly, no assurance can be given to investors that any Eligible Projects selected to receive an allocation of funds from the net proceeds from the sale of the notes will meet any or all investor expectations regarding such “green,” “social,” “sustainable,” or other equivalently-labeled performance objectives, or that any adverse social or environmental impacts will not occur during the implementation of any Eligible Projects funded in whole or in part by the net proceeds from the sale of the notes or that the Eligible Projects will not be subject to controversy or to criticism by activist groups or other stakeholders.

In particular, no assurance is given by us, the sustainability structuring agent, any underwriter or the trustee that the notes will satisfy (or will continue to satisfy) any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required or expected to comply, whether by any present or future applicable laws or regulations or by its own by-laws or other governing rules or investment portfolio mandates, ratings mandates or other independent expectations, in particular with regard to any direct or indirect environmental, social and/or sustainability impact of any projects funded in whole or in part by the net proceeds from the sale of the notes.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us) in connection with the issuance of the notes or requirements for Eligible Projects. For the avoidance of doubt, no such opinion or certification is, nor should it be deemed to be, incorporated into this prospectus supplement or the accompanying prospectus. No such opinion or certification is, nor should it be deemed to be, a recommendation by us, the sustainability structuring agent, any underwriter or any other person to buy, sell or hold the notes. Any such opinion or certification is only current as of the date that opinion or certification was initially issued. Prospective investors must determine for themselves the relevance of any such opinion or certification or the information contained therein for the purpose of any investment in the notes. To our knowledge, the providers of such opinions and certifications are not currently subject to any specific regulatory or other regime or oversight. Any withdrawal of any such opinion or certification or any additional opinion or certification attesting that we are not complying in whole or in part with any matters for which such opinion or certification is opining or certifying may have a material adverse effect on the value of the notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.

The trading price of the notes may be negatively affected to the extent that perception by investors of the suitability of the notes as “green,” “social,” or “sustainable” bonds deteriorates or demand for such sustainability-themed investment products diminishes.

Perception by investors of the suitability of the notes as “green,” “social” or “sustainable” bonds could be negatively affected by dissatisfaction with our compliance with the requirements for determining Eligible Projects described under “Use of Proceeds,” controversies involving the environmental, social and/or sustainability impact of our business or industry, evolving standards or market consensus as to what constitutes a “green,” “social” or “sustainable” bond or the desirability of investing in “green,” “social” or “sustainable” bonds or any opinion or certification as to the suitability of the notes as “green,” “social” or “sustainable” bonds no longer being in effect. The notes will not be listed or admitted to any dedicated “green,” ”environmental,” “social,” ”sustainable” or other equivalently-labeled segment of any stock exchange or securities market or included in any green bond or similar index. The trading price of the notes may be also negatively affected to the extent demand for sustainability-themed investment products diminishes due to evolving investor preferences, increased regulatory or market scrutiny on funds and strategies dedicated to sustainability-themed investing or for other reasons.

You may have limited remedies if we fail to allocate an amount equal to the net proceeds from the sale of the notes to Eligible Projects or to satisfy related reporting obligations and other undertakings.

Although we plan to allocate an amount equivalent to the net proceeds from the sale of the notes to Eligible Projects described under “Use of Proceeds” and also plan to undertake certain reporting and other obligations as described under that caption, the indenture pursuant to which the notes will be issued will not include covenants or agreements requiring us to allocate an amount equivalent to the net proceeds from the sale of the notes to Eligible Projects or to satisfy the reporting and other undertakings described under “Use of Proceeds—Reporting.” As a result, it will not be an event of default under the indenture if we fail to allocate an amount equivalent to the net proceeds from the sale of the notes to Eligible Projects or to satisfy the reporting and other undertakings as described under “Use of Proceeds” in this prospectus supplement and holders of the notes will have no remedies under the indenture for any such failure.

Use of Proceeds

We expect the net proceeds from the sale of the notes to be approximately €297 million (or approximately $361 million using the noon buying rate in New York City on May 7, 2021 for cable transfers of €1.00=$1.2165 as announced by the U.S. Federal Reserve Board for euro), after deduction of our offering expenses and underwriting discounts and commissions. We intend to use an amount equivalent to the net proceeds from the sale of the notes to finance or refinance, in whole or in part, one or more Eligible Projects.

An amount equivalent to the net proceeds from the sale of the notes may be allocated to a single Eligible Project or any combination of Eligible Projects, and no assurances can be provided that any amount will be allocated to fund any particular category of Eligible Project.

“Eligible Projects” means new, existing or prior projects that meet one or more of the Eligibility Criteria (as defined below), including, but not limited to, investments made by us during the period that begins two years prior to the issuance of the notes.

“Eligibility Criteria” means any of the any of the following:

1. Nourishing with Our Foods

Food Security and Sustainable Food Systems

•	Expenditures related to research and development on plant-based protein foods, which have lower greenhouse gas emissions and water efficiencies.

2. Feeding People in Need

Food Security and Sustainable Food Systems

•

Expenditures related to support for farmers in building social or climate resiliency, through the Kellogg OriginsTM Program (“Origins Program”), in partnership with research partners and non-governmental organizations;

•

Expenditures that are designed to reduce food loss or waste at the agricultural, production, retail, or consumer level (e.g. consumer education campaigns, training, Origins Program investment and ethical ingredient certifications like FairTrade International and Fair Trade USA); and

•	In-kind donations of food products at cost provided that allocations to in-kind donations make up no more than 10% of the total allocations from this offering.

3. Nurturing Our Planet

Renewable Energy

•

Expenditures related to the construction, ownership, procurement, development, acquisition, maintenance, and operation of renewable energy including wind, solar, geothermal, and waste biomass with direct emissions of less than 100 g CO2/kWh, and hydropower with power density of at least 5W/m2, including, but not limited to:

•	On-site renewable energy;

•	Sourcing expenditures pursuant to long-term project-specific power purchase agreements or virtual power purchase agreements that have an original contract term of at least 5 years; and

•	Fees and expenses related to identifying, monitoring or reporting on associated projects.

Energy Efficiency

•	Expenditures related to projects that reduce energy consumption at office and manufacturing, warehousing or other facilities that improve energy efficiency, at that location, by at least 15%.

Circular Economy

•	Expenditures related to projects that support the circular economy, increase recycling or reduce organic or food waste, including, but not limited to:

•

Procurement of sustainable timber packaging materials, defined as recycled-content or third-party verified sustainably-sourced materials (e.g. Forest Stewardship Council, Sustainable Forestry Initiative, Programme for the Endorsement of Forest Certification, 100% Recycled Paperboard Alliance);

•	Procurement of non-timber packaging materials that are recycled content, biodegradable or certified sustainable materials for use in product packaging;

•	Investments in research and development for circular-economy packaging design, including, but not limited to, plastic reduction or increasing the recyclability of our products; and

•	Fees and expenses related to identifying, designing, monitoring and reporting on associated projects.

Environmentally Sustainable Management of Living Natural Resources and Land Use

•

Expenditures related to activities that contribute to the sustainable management of living natural resources and land use, as well as natural ecosystem protection or restoration, including, but not limited to,

•

procurement of raw materials certified by environmental or ethical certification organizations (e.g., Roundtable on Responsible Soy, Bonsucro, Cocoa Horizons, QAI Certified Transitional, USDA Organic, EU Organic, Canada Organic, SAI’s Farm Sustainability Assessment—Silver and Above, etc.); and

•	Investments to protect or restore natural resources, such as sustainable agriculture, forestation, or water quality.

Green Buildings

•	Expenditures related to new construction, upgrades or build out of properties that have received or are expected to receive any of the following:

•	LEED: Gold or Platinum;

•	BREEAM: Excellent or Outstanding;

•	Energy Star: 85 or above; and

•	Other equivalent internationally and/or nationally recognized certifications.

•	Lease payments made by Kellogg or any of its subsidiaries where they are the sole tenant and the buildings meet the aforementioned certifications.

Sustainable Water and Wastewater Management

•	Expenditures related to activities that improve water quality, distribution efficiency and conservation such as:

•

Investments in facilities and operations that improve water-use efficiency, including, but not limited to, water recycling, water reuse projects improvements in clean-in-place systems, or other operational processes; and

•

Investments to replenish watersheds in high water-risk areas, including, but not limited to, tree plantings, rainwater harvesting, aquifer recharge, wetlands rehabilitation or alternative crop rotations.

Project Evaluation and Selection of Use of Proceeds

Eligible Projects allocated funding from the net proceeds from the sale of the notes will follow an internal process that includes final review and approval of the allocation by the Chief Sustainability Officer and the Vice President, Treasurer. A list of Eligible Projects and associated expenditures in U.S. dollars (or Euro) that receive allocations will be kept by our treasury department and monitored during the term of the notes to ensure that the proceeds are sufficiently allocated to Eligible Proceeds.

Management of Proceeds

An amount equivalent to the net proceeds from the sale of the notes will be allocated to Eligible Projects in accordance with our evaluation and selection process. Pending the allocation to Eligible Projects, net proceeds from the sale of the notes may be temporarily invested or otherwise maintained in cash, cash equivalents, short-term investments or used to repay other borrowings, among other general corporate purposes. It is expected that the majority of the net proceeds from the sale of the notes will be allocated to Eligible Projects within 36 months of issuance date of the notes. Payment of principal and interest on the notes will be made from the Company’s general funds and will not be directly linked to the performance of any Eligible Projects.

Reporting

During the term of the notes, until an amount equivalent to the net proceeds from the sale of the notes has been fully allocated, we will report annually to investors on the allocation of proceeds to specific Eligible Projects or categories of Eligible Products with the first report to commence in 2022. Annual reporting will be published on our website and be accompanied by a report from an independent accountant and assertions by our management that the amount equivalent to the net proceeds from the sale of the notes was allocated to Eligible Projects. We may also include information, where reasonable, concerning the impact of Eligible Projects receiving allocations.

Please note that the information and materials found on, or that can be accessed through, our website, except for our SEC filings expressly incorporated by reference as described under “Where You Can Find More Information,” are not part of this prospectus supplement or the accompanying prospectus and are not incorporated by reference herein or therein.

Capitalization

The following table sets forth our short-term debt and total long-term debt and equity as of April 3, 2021 on an actual basis and as adjusted to give effect to the sale of the notes offered hereby (i) to finance or refinance, in whole or in part, one of more Eligible Projects and (ii) to pay offering related expenses. See “Use of Proceeds” in this prospectus supplement. The following information should be read in conjunction with our consolidated financial statements and the accompanying notes, which are incorporated by reference herein. Refer to “Where You Can Find More Information” in the accompanying prospectus.

	At April 3, 2021
	Actual	As Adjusted
	(Dollars in millions, except per share information)
Short-term debt(1):
Notes payable	$428	$428
Current maturities of long-term debt	605	605

Total short-term debt	$1,033	$1,033

Long-term debt:
1.750% Euro Notes due 2021	$588	$588
0.800% Euro Notes due 2022	705	705
2.650% Notes due 2023	205	205
2.750% Notes due 2023	542	542
1.000% Euro Notes due 2024	728	728
1.250% Euro Notes due 2025	720	720
3.250% Notes due 2026	743	743
3.400% Notes due 2027	597	597
4.300% Notes due 2028	591	591
2.100% Notes due 2030	496	496
7.450% Debentures due 2031	621	621
4.500% Notes due 2046	638	638
Notes offered hereby(2)	—	361
Other	86	86
Less current maturities of long-term debt	(605)	(605)

Total long-term debt	$6,655	$7,016

Equity:
Common stock ($0.25 par value per share)	105	105
Capital in excess of par value	954	954
Retained earnings	8,506	8,506
Treasury stock at cost	(4,762)	(4,762)
Accumulated other comprehensive income (loss)	(1,665)	(1,665)
Noncontrolling interests	517	517

Total equity	3,655	3,655

Total long-term debt and equity	$10,310	$10,671

(1)

At April 3, 2021, we also had $3.0 billion of unsecured lines of credit, virtually all of which were unused and available for borrowing. These lines were comprised principally of an unsecured Five-Year Credit Agreement, which we entered into during January 2018 and expires in 2023 and an unsecured 364-Day Credit Agreement, which we entered into on January 26, 2021.

(2)

The amount in the “As adjusted” column is the dollar equivalent of the aggregate principal amount of the notes using the noon buying rate in New York City on May 7, 2021 for cable transfers of €1.00=$1.2165 as announced by the U.S. Federal Reserve Board for euro.

Currency Conversion

Principal and interest payments in respect of the notes will be payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into dollars on the basis of the market exchange rate for euro most recently available on, or prior to, the second business day before the relevant payment date. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.” You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

On May 7, 2021, the noon buying rate in New York City for cable transfers as announced by the U.S. Federal Reserve Board was €1.00=$1.2165.

Description of the Notes

The following description of the particular terms of the notes offered by this prospectus supplement augments, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus. The following discussion summarizes selected provisions of the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. Whenever there is a reference to defined terms of the indenture, the defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference.

As used in this section, “Kellogg,” “we,” “us” and “our” refer to Kellogg Company, the issuer of the notes.

The notes will be issued under an indenture dated May 21, 2009, between Kellogg and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”).

A copy of the indenture can be obtained by following the instructions under the heading “Where You Can Find More Information” in the accompanying prospectus. You should read the indenture for provisions that may be important to you but which are not included in this summary.

General Terms of the Notes

The notes will mature on May 20, 2029, at 100% of their principal amount. The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables, and effectively subordinated to all secured obligations, to the extent of the assets that serve as security for those obligations. As of April 3, 2021, our subsidiaries had $297 million of indebtedness (including outstanding letters of credit but excluding trade payables) and we had no material secured debt.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

The original principal amount of the notes will be €300,000,000.

We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date and the initial interest accrual date) as, and ranking equally and ratably with, the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an “event of default” (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to the notes.

The notes will bear interest at the rate of 0.500% per year from May 20, 2021, payable annually in arrears on May 20 of each year, commencing May 20, 2022 to the persons in whose names the notes were registered as at, if the notes are in definitive form, the close of business on the 15th day (whether or not a business day) immediately preceding the interest payment date or, if the notes are represented by one or more global securities, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the interest payment date.

Principal, premium, if any, and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid or duly provided for on the notes (or May 20, 2021 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Any payment otherwise required to be made in respect of notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A business day is defined as any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

The notes will be issued only in fully registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes will be represented by one or more global securities registered in the name of a nominee of the common depositary for Clearstream and Euroclear. The notes will be available only in book-entry form. Refer to “Book-Entry Delivery and Form.”

We will initially appoint the trustee at its corporate trust office as transfer agent, registrar and U.S. paying agent for the notes. The Bank of New York Mellon, London Branch, will initially act as London paying agent for the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar outside of the United Kingdom a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the notes and registration of transfers of the notes.

Notices to holders of the notes will be mailed to the registered holders, subject to the provisions herein. Any notice shall be deemed to have been given on the date of mailing. So long as the notes are represented by a global security deposited with The Bank of New York Mellon, London Branch, as the common depositary for Clearstream and Euroclear, notices to holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. The trustee will only mail notices to the registered holder of the notes. The trustee will mail notices as directed by us in writing by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

Issuance in Euro

Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into dollars on the basis of the market exchange rate for euro most recently available on, or prior to, the second business day before the relevant payment date. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Optional Redemption

Prior to the Par Call Date, the notes may be redeemed at our option, at any time in whole or from time to time in part. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due if such notes matured on the Par Call Date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points;

plus, in each case, accrued and unpaid interest on the notes to the redemption date. Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

On and after the Par Call Date, the notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, to, but excluding, the redemption date. Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Bond Dealers that we appoint as the Independent Investment Banker from time to time.

“Reference Bond Dealer” means (A) each of Coöperatieve Rabobank U.A., ING Bank N.V. and Morgan Stanley & Co. International plc (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (B) any other Primary Bond Dealer selected by us.

We will mail or provide notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed or made, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Notwithstanding Section 12.2 of the indenture, notice of any redemption described under the heading “Optional Redemption” need not set forth the redemption price but only the manner of calculation thereof. We will notify the trustee and the paying agents of the redemption price for any such redemption promptly after the calculation thereof and neither the trustee nor any paying agent shall have any responsibility for such calculation.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the securities of any series are to be redeemed, the securities to be redeemed shall be selected pro-rata or in case the notes are represented by one or more global notes, beneficial interests therein shall be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor. The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of, and premium, if any, and interest on the notes to a holder who is not a U.S. person (as defined below), after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)

to any tax, assessment or other governmental charge that would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)

having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c)

being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(d)	being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)

to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)

to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)

to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)

to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(8)

to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)

to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (i) purchasing the notes in the ordinary course of its lending business or (ii) that is neither (A) buying the notes for investment purposes only nor (B) buying the notes for resale to a third-party that either is not a bank or holding the notes for investment purposes only;

(10)

to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or

(11)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “U.S. person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position or judicial precedent regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Redemption for Reason of Minimal Outstanding Amount

We may at any time purchase notes in the open market, pursuant to a tender offer or otherwise and at any price. Such acquired notes may be cancelled, held or resold; provided that in the case of resale, if any such resold notes are not fungible with the notes of the original series of acquired notes for U.S. federal income tax purposes, such resold notes will have separate CUSIP, Common Code and ISIN numbers. In the event that we have purchased notes equal to or greater than 80% of the aggregate principal amount of notes initially issued, we may redeem, in whole, but not in part, the remaining notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption.

Repurchase at Option of Holders Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes in whole as described above by giving notice of such redemption to the registered holders of the notes, we will make an offer to each holder of notes to repurchase all or any part (equal to €100,000 and integral multiples of €1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail or provide a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or made. The notice shall, if mailed or made prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly remit to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of €100,000 and integral multiples of €1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. An offer to repurchase the notes upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, if a definitive agreement is in place for a Change of Control at the time of the making of such an offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” occurs if both the rating on the notes of the applicable series is lowered by each of the Rating Agencies and such notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Book-Entry Delivery and Form; Global Note

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We and the Trustee take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of such nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as an accountholder in such systems or indirectly through organizations that are accountholders in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear accountholders and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described under the heading “—Issuance in Euro.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We and the Trustee have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect accountholders. We and the Trustee also do not supervise these systems in any way.

Clearstream and Euroclear and their accountholders perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below under “Certificated Notes”, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not an accountholder, on the procedures of the accountholder through which such person owns its interest, in order to exercise any rights of a holder of notes.

In considering the interests of holders of the notes while any relevant global notes are held on behalf of Euroclear and Clearstream, Luxembourg, the trustee may have regard to any information provided to it by such clearing systems as to the identity (either individually or by category) of their accountholders and may consider such interests as if such accountholders were holders of the relevant global notes and interests therein.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Global Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear accountholders on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear accountholders will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear accountholders, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among accountholders of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the registered global note that had been held by or on behalf of the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from accountholders with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee and Paying Agent

We maintain customary banking relationships with The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, and The Bank of New York Mellon, London Branch, the London paying agent for the notes and their affiliates.

Material U.S. Federal Income Tax Considerations

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by initial holders of notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations (the “Treasury Regulations”) thereunder and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Any such change could significantly affect the U.S. federal income tax considerations described below. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes (“Holders”) who purchase notes at their original issue price (generally the first price at which a substantial amount of the notes are sold for money to the public, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and assumes that such issue price is the price stated on the cover of this prospectus supplement. This discussion assumes that the notes are not issued with original issue discount as that term is defined in the Code and Treasury Regulations. This discussion does not consider any specific facts or circumstances or special tax rules that may apply to a particular Holder based on its particular circumstances or status (including, for example, a bank, a financial institution, a broker-dealer, an insurance company, a passive foreign investment company, a controlled foreign corporation, an individual retirement or other tax-deferred account, an S corporation, a broker-dealer or dealer or trader in securities or currencies, a tax-exempt organization, a partnership or other pass-through entity and investors in such entities, an expatriate, a real estate investment trust, a regulated investment company, a person that holds securities as part of a straddle, hedge, conversion transaction, or other integrated investment, a non-U.S. trust or estate with U.S. beneficiaries, a corporation that accumulates earnings to avoid U.S. federal income tax, a person subject to the personal holding company or accumulated earnings rules, a person subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement (as defined in Section 451 of the Code), a person who owns directly, or indirectly, or constructively, five percent (5%) or more of our stock, persons who are members of an “expanded group” or “modified controlled group” with the Issuer within the meaning of Treasury Regulations under Section 385 of the Code, or a government or its controlled entities). This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax or estate and gift tax consequences or any aspect of state, local or foreign taxation. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and we cannot assure that the IRS will agree with such statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

For purposes of this discussion, a “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (4) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A “Non-U.S. Holder” is a Holder that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner thereof will generally depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding the notes should consult their tax advisors as to the tax consequences to them of the purchase, ownership and disposition of the notes by the partnership.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION, OR DUE TO CHANGES IN TAX LAW.

Certain Contingent Payments

In certain circumstances, we may choose or be obligated to pay amounts in excess of the stated interest or principal on the notes or redeem the notes prior to their stated maturity (see “Description of the Notes—Payment of Additional Amounts”, “Description of the Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event”, “Description of the Notes—Redemption for Tax Reasons”). The obligation to make such payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” Under applicable Treasury Regulations, the possibility that such an amount will be paid will not affect the amount, timing or character of income recognized by a holder with respect to the notes if, as of the date the notes were issued, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. Although the issue is not free from doubt, we intend to take the position that the contingencies associated with such payments on the notes should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. Federal Income Taxation of U.S. Holders

Payments of interest

Interest on a note will be “qualified stated interest,” as that term is defined in the Code and the Treasury Regulations, and generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for tax purposes. See the discussion below under “—Information Reporting and Backup Withholding” regarding certain information we may be required to provide to the IRS with respect to payments to U.S. Holders and circumstances under which we may be required to withhold U.S. federal income tax on payments to U.S. Holders.

See “—Foreign Currency Considerations” below for additional tax consequences related to the notes being denominated in euro.

Disposition

In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes measured by the difference between (1) the amount (determined in dollars) of cash and fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (2) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes to the U.S. Holder, less any principal payments received by such U.S. Holder (in each case, determined in dollars). Any gain or loss will generally be long-term capital gain or loss, provided the notes have been held by such U.S. Holder for more than one year at the time of disposition. In the case of individual U.S. Holders, long-term capital gain is currently subject to lower rates than those applicable to ordinary income. The deductibility of capital losses by U.S. Holders is subject to limitations.

A U.S. Holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale that has not been previously included in income.

See “—Foreign Currency Considerations” below for additional tax consequences related to the notes being denominated in euro.

Medicare Net Investment Income Tax

A tax of 3.8% is imposed on the “net investment income” of certain individuals, trusts and estates on the lesser of (1) the taxpayer’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of the taxpayer’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include gross income from interest on the notes and net gain attributable to the disposition of certain property, such as the notes, less certain deductions, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Prospective investors should consult their own tax advisors regarding the applicability of this tax in their particular circumstances in respect of their investment in the notes.

See “—Foreign Currency Considerations” below for additional tax consequences related to the notes being denominated in euro.

Foreign Currency Considerations

Payments of Interest in Euro

If a U.S. Holder uses the cash method of accounting for U.S. federal income tax purposes, such U.S. Holder will be required to include in such U.S. Holder’s gross income the dollar value of the euro interest payment on the date received (based on the dollar spot rate for euro on that date), regardless of whether the U.S. Holder in fact converts the payment to dollars at that time. A U.S. Holder will not recognize foreign currency gain or loss with respect to receipt of such payments, but may have foreign currency gain or loss when such U.S. Holder actually sells or otherwise disposes of euro, as described below.

If a U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes, such U.S. Holder will be required to include in such U.S. Holder’s gross income the dollar value of the euro amount of interest income that accrues during an accrual period. The dollar value of the euro amount of accrued interest income is determined by translating that income at the average dollar exchange rate for euro in effect during the accrual period or, if the accrual period spans two taxable years, the partial period within the taxable year. A U.S. Holder may elect, however, to translate accrued interest income using: (i) the dollar spot rate for euro on the last day of the accrual period, (ii) in the case of a partial accrual period, the spot rate on the last day of the taxable year or (iii) if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. That election must be applied consistently to all debt instruments a U.S. Holder holds from year to year and may not be changed without the consent of the IRS. Prior to making that election, U.S. Holders should consult their own tax advisor.

If a U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes, such U.S. Holder may recognize foreign currency gain or loss, which generally will be taxable as ordinary income or loss, with respect to accrued interest income on the date the payment of that income was received. The amount of foreign currency gain or loss recognized will be the difference, if any, between the dollar value of the payment in euro that is received by the U.S. Holder in respect of the accrued interest (based on the dollar spot rate for euro on the date you receive the payment) and the dollar value of interest income that has accrued during the accrual period (determined as described in the preceding paragraph).

If a U.S. Holder receives a payment of interest in dollars as a result of a currency conversion, then the dollar amount so received might not be the same as the dollar amount required to be recognized as interest income under the rules described above.

Exchange or Purchase of Euro

Euro received as interest on a note or on a sale, exchange, redemption or other disposition of a note generally will have a tax basis equal to the dollar value of the euro at the spot rate on the date of receipt. If a U.S. Holder purchases euro, the tax basis of the euro will generally be the dollar value of the euro at the spot rate on the date of purchase. Any gain or loss recognized on a sale, exchange or other disposition of euro (including the use of euro to purchase notes or upon the exchange of euro for dollars) generally will be treated as ordinary income or loss.

Foreign Currency Gain or Loss on Sale or Other Disposition of Notes

If a U.S. Holder receives euro on the sale, exchange, redemption or other disposition of a note, the dollar amount realized generally will be based on the dollar spot rate for euro on the date of the disposition. However, if the notes are traded on an established securities market and such U.S. Holder is a cash method U.S. Holder or an electing accrual method U.S. Holder, the dollar amount realized will be determined by translating the euro received at the dollar spot rate for euro on the settlement date of the disposition. If such U.S. Holder is an accrual method U.S. Holder and makes this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If such U.S. Holder is an accrual method U.S. Holder and does not make this election, the dollar equivalent of the amount realized will be determined by translating that amount at the dollar spot rate for euro on the date of the sale, exchange, redemption or other disposition and generally will recognize foreign currency gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the dollar equivalent of the amount realized based on the spot rates in effect on the date of disposition and the settlement date.

The initial tax basis in a note generally will be the cost of the note, which, in the case of a U.S. Holder that purchases a note with euro, will be the dollar value of the amount of euro paid for such note at the dollar spot rate for euro on the date of purchase. However, if the notes are traded on an established securities market, and a U.S. Holder is a cash basis U.S. Holder or an electing accrual method U.S. Holder, the dollar amount of the euro purchase price will be determined by translating the euro paid at the dollar spot rate for euro on the settlement date of the purchase. As described above, if a U.S. Holder is an accrual method U.S. Holder and makes this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If a U.S. Holder is an accrual method U.S. Holder and does not make this election, the dollar equivalent of the purchase price will be determined by translating that amount at the spot rate on the date of the purchase and foreign currency gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the dollar equivalent of the purchase price based on the spot rates in effect on the date of purchase and the settlement date will be generally recognized.

A U.S. Holder will recognize foreign currency gain or loss attributable to the movement in exchange rates between the time of purchase of the note and the time of disposition, including the sale, exchange, redemption or other disposition, of the note. Gain or loss attributable to the movement of exchange rates will equal the difference between (1) the dollar value of the euro principal amount of the note, determined as of the date the note is disposed of based on the dollar spot rate for euro in effect on that date, and (2) the dollar value of the euro principal amount of such note, determined on the date the note was acquired based on the dollar spot rate for euro in effect on that date. For this purpose, the principal amount of the note is the purchase price for the note in euro. Any such gain or loss generally will be treated as ordinary income or loss, and generally will be U.S. source gain or loss, and generally will not be treated as interest income or expense. A U.S. Holder will recognize such foreign currency gain or loss to the extent such U.S. Holder has gain or loss, respectively, on the overall sale or taxable disposition of the note.

Reportable Transaction Reporting

Under applicable Treasury Regulations, if a Holder is a U.S. Holder who participates in “reportable transactions” (as defined in the Treasury Regulations), such Holder must attach to such Holder’s U.S. federal income tax return a disclosure statement on IRS Form 8886. Under the relevant rules, a Holder may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the regulations. Holders should consult their tax advisor regarding the possible obligation to file IRS Form 8886 with respect to the ownership or disposition of the notes, or any related transaction, including, without limitation, the disposition of any euro received.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussions of FATCA and backup withholding below, payments of interest on the notes to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax or U.S. federal withholding tax, unless such payments are effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained in the United States by the Non-U.S. Holder, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is actually or constructively related to us through stock ownership; and

•

either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN or W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s status, under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) holds the notes on behalf of the beneficial owner and certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN or W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s status has been received by it from the Non-U.S. Holder or a qualifying intermediary and furnishes a copy to our agent; provided that a non-U.S. Financial Institution may fulfill the certification requirement by providing a Form W-8IMY (or applicable successor form) to us certifying that it has entered into an agreement with the IRS to be treated as a qualifying intermediary.

The requirements set forth in the bulleted clauses above are known as the “Portfolio Interest Exception.”

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

•

IRS Form W-8BEN or W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s status claiming, under penalties of perjury, an exemption from, or reduction in, the U.S. federal withholding tax rate under a tax treaty (a “Treaty Rate”), or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to the U.S. federal withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to U.S. federal income tax rates on a net income basis as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Rate to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own independent tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not serve to avoid withholding if the applicable withholding agent has actual knowledge or reason to know that statements on the form are false.

If interest on the notes is “effectively connected”, as that term is defined in the Code and the Treasury Regulations, with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder), the Non-U.S. Holder, although exempt from the U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the note is effectively connected with its U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment), such Holder may be subject to an additional branch profits tax at a rate of 30% (unless reduced by treaty) in respect of such interest. A Non-U.S. Holder that is engaged in the conduct of a trade or business in the United States is urged to consult its tax advisors regarding the U.S. tax consequences of the ownership and disposition of the notes.

Disposition

Subject to the discussions of FATCA and backup withholding below, except with respect to accrued and unpaid interest (which is subject to the rules discussed above under “—Payments of Interest”), a Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange or other disposition of the notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met or (b) the gain is effectively connected with the conduct of a U.S. trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained in the United States by the Holder). If the exception under (a) applies, the Non-U.S. Holder will be subject to tax equal to 30% on the gain realized except as provided under an applicable treaty. If the exception under (b) applies, the Non-U.S. Holder will be subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of U.S. Holders—Disposition” unless an applicable treaty provides otherwise, and if such holder is a corporation, it may be subject to an additional 30% branch profits tax (unless reduced by treaty). Accrued and unpaid interest realized on a sale, exchange or other disposition of a note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest.”

A Non-U.S. Holder’s ability to claim a loss on the disposition of the notes will be subject to substantial limitations. Non-U.S. Holders should consult their tax advisors regarding the tax consequences of disposing of the notes at a loss.

Information Reporting and Backup Withholding

We will, where required, report to Holders and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of federal tax withheld, if any, with respect to payments. A U.S. Holder may be subject to information reporting and to backup withholding at a current rate of 24% with respect to payments of interest made on the notes, or on proceeds of the disposition of the notes before maturity, unless that U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

Under the Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any agent thereof (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on the IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, or has otherwise established an exemption (provided that neither Kellogg nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

Payments of the proceeds from the sale of the notes to or through a foreign office of a broker will not be subject to information reporting or backup withholding, unless (i) the broker is (1) a U.S. person, (2) a “controlled foreign corporation,” (3) a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business or (4) a foreign partnership, if, at any time during its taxable year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business, and (ii) the Non-U.S. Holder does not establish an exception as specified in the Treasury Regulations regarding backup withholding and information reporting, as applicable.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against the Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their own tax advisors regarding the effect, if any, of these rules on their particular situation.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose a withholding tax of 30% on payments of interest on the notes and (subject to the discussion below) on the gross proceeds from the sale or other disposition of the notes, if (i) the holder is, or holds the note through, a “foreign financial institution” (such as a bank, a broker, an investment fund, or in certain cases, a holding company) unless such foreign financial institution has (a) entered into an agreement with the United States government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-United States entities that are wholly or partially owned by United States persons, or (b) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status, or (ii) the holder is a “non-financial foreign entity,” unless the holder has provided any required information with respect to certain of its direct and indirect United States owners. Under the applicable Treasury Regulations, these withholding and reporting requirements generally apply to U.S.-source interest payments and payments of gross proceeds from a disposition of the notes. However, the IRS issued proposed Treasury Regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the preamble to the proposed Treasury Regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final Treasury Regulations are issued or the proposed Treasury Regulations are withdrawn. Holders should consult their own tax advisors regarding the effects of FATCA on their investment in the notes.

The Proposed Financial Transactions Tax

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a directive for a common financial transactions tax (“FTT”) in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating member states”). Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating member states. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating member state. A financial institution may be, or be deemed to be, “established” in a participating member state in a broad range of circumstances, including (a) by transacting with a person established in a participating member state or (b) where the financial instrument which is subject to the dealings is issued in a participating member state.

The Commission’s Proposal remains subject to negotiation between participating member states. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional member states of the European Monetary Union may decide to participate.

Prospective holders of notes are advised to seek their own professional advice in relation to the FTT.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom Coöperatieve Rabobank U.A., ING Bank N.V. and Morgan Stanley & Co. International plc, are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of each series of the notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
Coöperatieve Rabobank U.A.	€81,000,000
ING Bank N.V.	81,000,000
Morgan Stanley & Co. International plc	81,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	12,000,000
Deutsche Bank AG, London Branch	12,000,000
U.S. Bancorp Investments, Inc.	10,500,000
Loop Capital Markets LLC	7,500,000
Samuel A. Ramirez & Company, Inc.	7,500,000
Siebert Williams Shank & Co., LLC	7,500,000

Total	€300,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes of each series directly to the public at the offering prices described on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with the offering of the notes:

Paid by Kellogg
Per note	0.400%
Total	€1,200,000

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the issue of the notes, Morgan Stanley & Co. International plc (in this capacity, the “Stabilizing Manager”) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action or over-allotment may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made, and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue of the notes and 60 days after the date of the allotment of the notes. The underwriters have advised us that any stabilization action commenced will be carried out in accordance with applicable laws and regulations.

Any stabilization action may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of stabilization actions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any stabilization action, it may discontinue them at any time.

Expenses associated with this offering (and our application to have the notes listed on the New York Stock Exchange) to be paid by us, other than the underwriting discounts and commissions, are estimated to be approximately $850,000.

The notes are a new issue of securities for which there is currently no trading market. We intend to apply for listing of the notes for trading on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. In addition, although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue their market-making at any time without notice. Any market-making activity will be subject to the limits imposed by federal securities laws and may be limited during the offering of the notes.

We expect that delivery of the notes will be made against payment therefor on the date specified on the cover of this prospectus supplement, which will be the seventh business day following the trade date of the notes. Under Rule 15c6-1 under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Purchasers who wish to trade any notes on any date prior to two business days before delivery will be required by virtue of the fact that the notes initially will settle in seven business days (T+7), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult with their own advisor.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and commercial banking dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of Kellogg or our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Any underwriter that is not a broker-dealer registered with the SEC will only make sales of the notes in the United States through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

European Economic Area

Each Underwriter has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID.

United Kingdom

Each underwriter:

(a)     has not offered, sold or otherwise made available, and will not offer, sell or otherwise make available, any notes to any retail investor in the United Kingdom;

(b)    has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not apply to the issuer; and

(c)    has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

For the purposes of subparagraph (a) of this provision, the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The contents of this prospectus supplement and accompanying prospectus have not been reviewed, approved or authorized by or registered with any regulatory authority in Hong Kong. The information contained in this prospectus supplement and accompanying prospectus is for information purposes only and does not constitute an offer, solicitation, invitation or recommendation to subscribe for or purchase any notes or other securities, other products or to provide any investment advice.

You are advised to exercise caution in relation to this prospectus supplement and accompanying prospectus. If you are in any doubt about any of the contents of this prospectus supplement and accompanying prospectus, you should obtain independent professional advice. The notes have not been, and will not be, offered, sold or delivered by means of any document other than (i) in circumstances which do not constitute an offer or an invitation to the “public” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “Companies (WUMP) Ordinance”) or the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”), or (ii) to “professional investors” within the meaning of the SFO and in the manner as permitted under the SFO or the Companies (WUMP) Ordinance, or (iii) in other circumstances which do not result in this prospectus supplement and accompanying prospectus constituting a “prospectus” within the meaning of the Companies (WUMP) Ordinance, and no advertisement, invitation or document relating to the notes has been or will be issued, circulated, distributed or in the possession of any person for the purpose of issue, circulation or distribution (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and in the manner permitted under the SFO or the Companies (WUMP) Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”); (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Legal Matters

The validity of the notes offered hereby and certain other legal matters in connection with the sale of the notes will be passed upon for us by Gary H. Pilnick, our Vice Chairman, Corporate Development and Chief Legal Officer, and by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. As of May 6, 2021, Mr. Pilnick beneficially owned 71,136 shares of our common stock and 21,386 restricted stock units and options to purchase 499,880 shares of our common stock.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended January 2, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Incorporation of Certain Information By Reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below filed by us with the SEC (File No. 1-4171) (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended January 2, 2021;

•

the portions of our Definitive Proxy Statement on Schedule 14A for the 2021 annual meeting of shareowners incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, filed with the SEC on March 10, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2021; and

•	our Current Reports on Form 8-K filed on January 29, 2021, February 23, 2021 and May 6, 2021.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We undertake to provide without charge to you, upon oral or written request, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Investor Relations, Kellogg Company, P.O. Box 3599, Battle Creek, Michigan 49016-3599, (269) 961-2800.

PROSPECTUS

KELLOGG COMPANY

Debt Securities

Kellogg Company may offer from time to time, in one or more offerings, its debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the debt securities described in this prospectus.

This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of our debt securities, you should carefully read this prospectus and the applicable prospectus supplement. Together they give the specific terms of the debt securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website or at the SEC’s Public Reference Room as described under “Where You Can Find More Information.”

The terms “Kellogg,” “we,” “us” and “our” as used in this prospectus refer to Kellogg Company and its consolidated subsidiaries unless the context otherwise requires. Kellogg Company will be the issuer of the debt securities described in this prospectus. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

i

OUR COMPANY

At Kellogg Company (NYSE: K), we strive to enrich and delight the world through foods and brands that matter. Our beloved brands include Pringles®, Cheez-It®, Keebler®, Special K®, Kellogg’s Frosted Flakes®, Pop-Tarts®, Kellogg’s Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR® and more. Kellogg brands are beloved in markets around the world. And we’re a company with a heart and soul, committing to help create 3 billion better days by the end of 2025 through our Breakfasts for Better Days global purpose platform.

Kellogg Company was incorporated in Delaware in 1922. Our principal executive offices are located at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 and our telephone number is (269) 961-2000. Our website address is www.kelloggcompany.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. The applicable prospectus supplement for any debt securities we may offer may contain a discussion of additional risks applicable to an investment in us and the particular type of debt securities we are offering under that prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). From time to time, we may also provide oral or written forward-looking statements in other materials we release to the public. Forward-looking statements set forth our current expectations or forecasts of future events. You can identify these statements by forward-looking words such as “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “outlook,” “trends,” “future benefits,” “strategies,” “goals” and similar words. In addition, statements that we make in this prospectus and the documents we incorporate by reference that are not statements of historical fact may also be forward-looking statements.

Forward-looking statements are not guarantees of our future performance and involve risks, uncertainties and assumptions that may cause our actual results, performance or achievement to differ materially from the expectations we describe in our forward-looking statements. You should not rely on forward-looking statements. You should be aware that the factors we discuss in “Risk Factors,” elsewhere in this prospectus and in the documents we incorporate by reference, could cause our actual results to differ from future results expressed or implied by any forward-looking statements. In addition to causing our actual results to differ, these factors may cause our intentions to change from those that have been stated. Such changes in our intentions may also cause our actual results to differ. We may change our intentions at any time and without notice.

Forward-looking statements included or incorporated by reference in this prospectus are made as of the date of this prospectus or the date of such documents incorporated by reference herein, as applicable, and we undertake no obligation to update them, except as required by law, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities offered by this prospectus for general corporate and working capital purposes, for the repayment of indebtedness, to finance acquisitions, for repurchase common stock and for capital expenditures. We may invest the net proceeds temporarily until we use them for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

This section describes the terms of the debt securities that Kellogg Company may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement. The debt securities may be issued from time to time in one or more series. As used in this section “we,” “us,” “our,” “Kellogg” or the “Company” refers to Kellogg Company, and not to any of our subsidiaries, unless explicitly stated.

The debt securities covered by this prospectus will be issued under the indenture between Kellogg and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of May 21, 2009 (the “indenture”).

Numerical references in parentheses below are to sections in the indenture. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference. Because we have included only a summary of the material indenture terms below, you must read the indenture in full to understand every detail of the terms of the debt securities. The indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

The indenture provides that we may issue debt securities in separate series from time to time in an unlimited amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 2.3) The debt securities will have terms and provisions that are not inconsistent with the indenture, including our determination as to maturity, principal and interest. The debt securities will be our unsecured and unsubordinated obligations and will rank on parity with all other unsecured and unsubordinated indebtedness.

Our assets consist primarily of the common stock of our subsidiaries, and we conduct no substantial business or operations of our own. Accordingly, our right, and the right of our creditors (including the holders of the debt securities), to participate in any distribution of assets of any of our subsidiaries upon liquidation or reorganization will be subject to the prior claims of creditors of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized.

We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•

the person to whom any interest on any of the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest payment;

•	the date or dates on which the principal of any of the debt securities will be payable;

•

the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

•	the place or places where the principal of and any premium and interest on any of such debt securities will be payable;

•

the obligation, if any, we have to redeem or purchase any of the debt securities out of any sinking fund or at the option of the holder, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities will be redeemed or purchased, in whole or in part;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•

if the amount of principal, premium, if any, or interest on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

•	if other than the currency of the United States, the currency, currencies or currency units in which the principal, premium, if any, or interest on any of the debt securities will be payable;

•

if the principal, premium, if any, or interest on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, premium, if any, and interest on the debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable;

•	if other than the entire principal amount thereof, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•

if the principal amount payable at the stated maturity of any of the debt securities is not determinable upon original issuance, the amount which will be deemed to be the principal amount of the debt securities for any other purpose thereunder or under the indenture, including the principal amount which will be due and payable upon any maturity, other than the stated maturity, or which will be deemed to be outstanding as of any date (or, in any such case, any manner in which such principal amount is to be determined);

•	whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities;

•

any deletions from, modifications of or additions to the events of default applicable to any of the debt securities and any change in the right of an indenture trustee or the holders to declare the principal amount of any debt securities due and payable;

•	any deletions from, modifications of or additions to the covenants applicable to any debt securities; and

•

any other terms of the debt securities not inconsistent with the provisions of the indenture but which may modify or delete any provision of the indenture insofar as it applies to such series; provided that no term of the indenture may be modified or deleted if imposed under the Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the indenture trustee shall have been consented to in writing by the indenture trustee.

(Section 2.3)

Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement. Special United States tax and other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment. (Section 2.7)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agent or paying agents as we may designate for that purpose from time to time. Notwithstanding, at our option, payment of any interest may be made by check mailed to the address of the person entitled to the interest, as the address appears in the security register. (Section 2.12)

So long as debt securities remain outstanding, we will maintain an office or agency where the debt securities may be presented or payment. We will give notice to the trustee of the location of any office or agency or any change in the location of the office or agency. In the case we fail to designate an office or agency, presentations and demands may be made at the corporate trust office. (Section 3.2)

Covenants

The indenture contains, among others, the covenants described below, which, unless otherwise described in an applicable prospectus supplement, will apply to all debt securities. The indenture permits us to delete or modify the following covenants with respect to any series of debt securities we issue, and also add to the following covenants with respect to any such series. Except as described in this prospectus, there are no covenants or other provisions which would offer protection to security holders in the event of a highly leveraged transaction, rating downgrade or similar occurrence. We will describe any additional covenants applicable to debt securities we issue in the applicable prospectus supplement.

Limitations on Liens

Under the indenture, if we or any of our Restricted Subsidiaries (as defined below) incur debt that is secured by a Principal Property (as defined below) or stock or debt of a Restricted Subsidiary, we must secure the debt securities that we issue under the indenture at least equally and ratably with the secured debt.

The foregoing restriction shall not apply to:

•	mortgages on property, shares of stock or indebtedness (referred to in this prospectus as “property”) of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

•	mortgages existing at the time of an acquisition;

•	purchase money and construction mortgages which are entered into or for which commitments are received within a certain time period;

•	mortgages in our favor or in favor of a Restricted Subsidiary;

•

mortgages on property owned or leased by us or a Restricted Subsidiary in favor of a governmental entity or in favor of the holders of debt securities issued by any such entity, pursuant to any contract or statute (including mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the mortgages;

•	mortgages existing at the date of the indenture;

•	certain landlords’ liens;

•

mortgages to secure partial, progress, advance or other payments or any debt incurred for the purpose of financing all or part of the purchase price or cost of construction, development or substantial repair, alteration or improvement of the property subject to such mortgage if the commitment for such financing is obtained within one year after completion of or the placing into operation of such constructed, developed, repaired, altered or improved property;

•	mortgages arising in connection with contracts with or made at the request of governmental entities;

•	mechanics’ and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

•

mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•	mortgages for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith;

•	mortgages (including judgment liens) arising from legal proceedings being contested in good faith; or

•	any extension, renewal or replacement of these categories of mortgages.

However, if the total amount of our secured debt and the present value of any remaining rent payments for certain sale and leaseback transactions involving a Principal Property would not exceed 10% of our total assets, this requirement does not apply. (Section 3.6)

Sale and Leaseback

The indenture provides that we will not enter, nor will we permit any Restricted Subsidiary to enter, into a sale and leaseback transaction of any Principal Property (except for temporary leases for a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries) unless: (a) we or such Restricted Subsidiary would be entitled to issue, assume or guarantee debt secured by the property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities issued pursuant to the indenture (provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions of the preceding paragraph), or (b) an amount in cash equal to such Attributable Debt is applied to the non-mandatory retirement of our long-term non-subordinated debt or long-term debt of a Restricted Subsidiary. Attributable Debt is defined as the present value (discounted at an appropriate rate) of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 3.7)

Merger, Consolidation or Sale of Assets

Under the indenture, if, as a result of any consolidation or merger of Kellogg or any Restricted Subsidiary with or into any other corporation, or upon any sale, conveyance or lease of substantially all the properties of Kellogg or any Restricted Subsidiary, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary becomes subject to a mortgage, pledge, security interest or other lien or encumbrance, we will effectively provide that the debt securities issued pursuant to the indenture shall be secured equally and ratably by a direct lien on such Principal Property, shares of stock or indebtedness. The lien should be prior to all liens other than any liens already existing on the Principal Property, so long as the Principal Property, shares of stock or indebtedness are subject to the mortgage, security interest, pledge, lien or encumbrance. (Section 9.2).

Defined Terms

The following are certain key definitions used in the indenture.

The term “Subsidiary” is defined to mean any corporation which is consolidated in our accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of that corporation is at the time owned or controlled solely by us or in conjunction with or by one or more Subsidiaries.

The term “Restricted Subsidiary” is defined to mean any Subsidiary:

•	substantially all of the property of which is located within the continental United States,

•	which owns a Principal Property, and

•	in which our investment exceeds 1% of our consolidated assets as shown on our latest quarterly financial statements.

However, the term “Restricted Subsidiary” does not include any Subsidiary which is principally engaged in certain types of leasing and financing activities.

The term “Principal Property” is defined to mean any manufacturing plant or facility which is located within the continental United States and is owned by us or any Restricted Subsidiary. Our board of directors (or any duly authorized committee of the board of directors) by resolution may create an exception by declaring that any such plant or facility, together with all other plants and facilities previously so declared, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety. (Section 1.1)

The term “Outstanding,” when used with respect to debt securities, means, as of the date of determination, all debt securities authenticated and delivered by the trustee under the indenture, except:

•	debt securities cancelled by the trustee or delivered to the trustee for cancellation;

•

debt securities, or portions thereof, for whose payment or redemption money in the necessary amount and in the specified currency has been deposited with the indenture trustee or any paying agent (other than Kellogg) in trust or set aside and segregated in trust by Kellogg (if Kellogg shall act as its own paying agent) for the holders of such debt securities and, if such debt securities are to be redeemed, notice of such redemption has been given according to the indenture or provisions satisfactory to the trustee have been made; and

•

debt securities which have been paid pursuant to the indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the indenture, other than any debt securities in respect of which there shall have been presented to the trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are valid obligations of Kellogg.

The indenture provides that in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities have concurred in any direction, consent or waiver under the indenture, debt securities which are owned by us or any other obligor upon the debt securities or any affiliate of Kellogg or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which a responsible officer of the trustee knows to be so owned shall be so disregarded. (Section 7.4)

Events of Default

An Event of Default with respect to any series of debt securities is defined as:

•	a default for 30 days in payment of interest on any security of that series;

•	a default in payment of principal (or premium, if any) on any security of that series as and when the same becomes due either upon maturity, by declaration or otherwise;

•

a default by us in the performance of any of the other covenants or agreements in the indenture relating to the debt securities of that series which shall not have been remedied within a period of 90 days after notice by the trustee or holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization of Kellogg. (Section 5.1)

The indenture provides that the trustee shall, with certain exceptions, notify the holders of the debt securities of Events of Default known to it and affecting that series within 90 days after the occurrence of the Event of Default. (Section 5.11)

The indenture provides that if an Event of Default with respect to any series of debt securities shall have occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the relevant series then outstanding may declare the principal amount of all of the debt securities of that series to be due and payable immediately. However, upon certain conditions such declaration may be annulled and past uncured defaults may be waived by the holders of a majority in principal amount of the debt securities of that series then outstanding. (Sections 5.1 and 5.10)

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the indenture trustee shall be under no obligation to exercise any of the rights or powers in the indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable security or indemnity. (Sections 6.1 and 6.2) Subject to the provisions for security or indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the outstanding debt securities of any series affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 5.9) The indenture requires the annual filing by us with the trustee of a certificate as to compliance with certain covenants contained in the indenture. (Section 4.3)

No holder of any security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given the trustee written notice of an Event of Default with respect to the debt securities and also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any security to receive payment of the principal of (and premium, if any) and any interest on such security on or after the due dates expressed in such security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder. (Sections 5.6 and 5.7)

Satisfaction and Discharge of Indenture

The indenture, except for certain specified surviving obligations, will be discharged and canceled with respect to the debt securities of any series upon the satisfaction of certain conditions, including the payment of all the debt securities of the applicable series or the deposit with the indenture trustee as trust funds of cash or appropriate government obligations or a combination of the two sufficient for the payment or redemption in accordance with the indenture and the terms of the applicable series of debt securities. (Section 10.1)

Modification and Waiver

The indenture contains provisions permitting us and the trustee to execute supplemental indentures adding, changing or eliminating certain specified provisions to the indenture or any supplemental indenture with respect to the debt securities of any series or modifying in any manner the rights of the holders of the debt securities of any series. However, no supplemental indenture may, among other things, (1) extend the final maturity of any debt security, or reduce the rate or extend the time of payment of any interest on the debt security, or reduce the principal amount of any debt security, premium on any debt security, or reduce any amount payable upon any redemption of any debt security, without the consent of the holder of each debt security so affected, or (2) reduce the percentage of debt securities of any series that is required to approve a supplemental indenture (which percentage under the indenture is equal to a majority in principal amount of the debt securities outstanding), without the consent of the holders of each debt security so affected. (Section 8.2)

Governing Law

The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

Kellogg maintains customary banking relationships with The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, and its affiliates.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents, dealers or brokers;

•	to or through underwriters; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the debt securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of internal control over financial reporting of the Multipro Singapore Pte Ltd business the registrant acquired during the year ended December 29, 2018) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

This prospectus is part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Incorporation of Certain Information by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below filed by us with the SEC (File No. 1-4171) (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2018; and

•	our Current Reports on Form 8-K filed on February 4, 2019, February 22, 2019, February 26, 2019 and April 1, 2019.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to you, upon oral or written request, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Investor Relations, Kellogg Company, P.O. Box 3599, Battle Creek, Michigan 49016-3599, (269) 961-2800.